Exhibit 23.2
CONSENT OF INDEPENDENT APPRAISER
American Appraisal Associates, Inc. (“AAA”) hereby consents to the incorporation by reference in the Registration Statement on Form S-1 (the “Form S-1”) of WESCO International, Inc. (“WESCO International”) and WESCO Distribution, Inc. (“WESCO Distribution” and, collectively with WESCO International, “WESCO”) of the summary of AAA’s conclusions of value appearing in the Annual Report on Form 10-K of WESCO International for the year ended December 31, 2005 (the “2005 Form 10-K”) and in the Quarterly Report on Form 10-Q of WESCO International for the quarter ended March 31, 2006 (the “March 31 Form 10-Q”). Specifically, AAA consents to the incorporation by reference in the Form S-1 of the disclosures in the 2005 Form 10-K and in the March 31 Form 10-Q of AAA as WESCO’s valuation expert and of AAA’s opinions of value of the trademarks, purchased customer relationships, non-compete agreements and a strategic supply agreement that were performed by AAA in connection with WESCO’s acquisitions of Carlton-Bates Company and Fastec Industrial Corp. In giving this consent AAA does not hereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or as an expert as defined by the rules and regulations of the Securities and Exchange Commission.
/s/ T. Michael Rathburn
T. Michael Rathburn
Associate General Counsel
American Appraisal Associates, Inc.
Milwaukee, Wisconsin
May 22, 2006